Exhibit 10.1

AMENDMENT 7

TO

MASTER PROFESSIONAL SERVICES AGREEMENT

Amendment No.:	- 7 -
Amendment Effective Date:	5 January, 2021

This “Amendment 7” is made as of the Amendment Effective Date by and between Citigroup Technology, Inc. (“Citi”) and Virtusa Corporation (“Supplier”) and amends the Master Professional Services Agreement between the Parties dated  July 1, 2015, as amended (the “Agreement).

BACKGROUND AND PURPOSE

WHEREAS, on September 9, 2020, Supplier entered into an agreement and plan of merger (the “Merger Agreement”) with Austin HoldCo Inc. (“Parent”) and Austin BidCo Inc., a wholly owned subsidiary of Parent (“Sub”), pursuant to which, on the terms and subject to the conditions set forth in the Merger Agreement, Sub will be merged with and into Supplier, with Supplier continuing as the surviving corporation and a wholly-owned subsidiary of Parent (the “Baring Transaction”);

WHEREAS, under the Agreement, Citi may terminate the Agreement within twelve (12) months following consummation of the Baring Transaction, which right Virtusa has asked Citi to waive; and

WHEREAS, in consideration of and to enable the foregoing waiver, the Parties have agreed to amend the audit provisions of the Agreement and for Parent to guarantee Supplier’s obligations under the Agreement,

NOW THERFORE, in consideration of the mutual covenants contained in this Amendment 7, Supplier and Citi agree as follows:

1.	Capitalized Terms. All capitalized terms used and not defined in this Amendment 7 have the meanings specified in the Agreement.
2.	Waiver. Subject to execution of a Parent guarantee in a form reasonably acceptable to Citi, Citi hereby waives its right under Section 2.2.2(c) of the Agreement to terminate the Agreement due to the Baring Transaction as characterized herein. Except for this limited waiver, Citi does not waive any other rights or remedies it may have under the Agreement, at law, or in equity.
3.	Replacing Sections 14.2.1 and 14.2.2 - “Audit”. Sections 14.2.1 and 14.2.2 (Audit) of the Agreement is deleted in its entirety and replaced with the following:

“14.2.1Supplier and its Affiliates will permit Citi, Citi Affiliates, Regulators or a duly assigned representative of any or all of them (collectively, “Citi’s Audit Personnel”) to conduct an audit of Supplier’s organization as may be required under Citi’s policies and procedures or Applicable Law.  Without limiting the foregoing, Citi’s Audit Personnel shall have the right from time to time to (i) obtain access to Supplier’s and Supplier Affiliates’ books and records, data centers, Service Locations, and relevant Supplier Personnel, to enable Citi’s Audit Personnel to audit, at Citi’s sole expense, any aspects of the provision of Services by Supplier to Citi (including Supplier’s Service Locations, operating practices, policies, processes and procedures relating to the Services and the fees and charges invoiced by Supplier to Citi), including Supplier’s ability to provide the Services contemplated under this Agreement and any Work Order, (ii) copy or take extracts from any records (redacted to remove references to matters other than those related to the Services), (iv) interview Supplier’s Personnel, (iii) run computer programs and perform any other functions necessary for control assessment and/or investigations, and (iv) examine Supplier’s performance of its duties under this Agreement, including audits of practices and procedures, systems, applications development and maintenance procedures and practices, general controls (e.g., organizational controls, input/output controls, system modification controls, processing controls, system design controls, and access controls), Quality Plans and related quality management systems, management of any Subcontractors, and security practices and procedures, disaster recovery and back-up procedures. The scope of each audit is determined by Citi’s Audit Personnel and may extend beyond the environment specifically operated on behalf of Citi if other Supplier resources (other systems, environmental support, recovery processes, etc.) are used, but only as and to the extent those other resources relate to the Services provided to Citi under this Agreement  Furthermore, the scope of each audit may include, without limitation, the following: (i) Supplier’s ability to provide the Services contemplated under this Agreement and any Work Order, (ii) Supplier’s compliance with the terms and conditions of this Agreement and all Work Orders including, without limitation, those concerning service levels, Section 5.1 (Policies and Procedures) and Section 22 (Compliance with Law), (iii) Supplier’s Disaster Recovery Plan (as described in Section 4.10.6 (Disaster Recovery Plan)), (iv) Supplier’s information security practices, (v) Supplier’s policies (including its legal and compliance policies), and (vi) any internal and/or external audit reports regarding Supplier’s organization’s operations, controls, or financial condition, when available. Notwithstanding the rights and duties set forth in this Section, Supplier will promptly provide, (i) as required by Citi policies or requested by Citi, a summary of Supplier’s and its Subcontractor’s performance of the Services so that Citi may identify samples of data to request for further review; and (ii) at any time requested by Citi, any records kept in the ordinary course of business that pertain to the Services or any Citi Confidential Information held by the Supplier or its Subcontractors.

14.2.2Supplier will provide prompt and complete responses to reasonable information requests by the Citi’s Audit Personnel and will provide reasonable access to all books, records and information it has compiled regarding all of the foregoing, and will provide use of on-site photocopying equipment and telephones at no charge to Citi’s Audit Personnel.  Supplier will allow Citi’s Audit Personnel to photocopy any documents selected by Auditors that relate to Supplier’s performance of this Agreement and any Work Orders.  Supplier will grant Citi’s Audit Personnel access to systems necessary to conduct an on-site or remote audit, and will allow the Citi’s Audit Personnel to install and operate audit software (providing that such audit software does not interfere with Supplier’s use of Supplier’s systems).  Supplier will establish and maintain internal policies and/or procedures to facilitate the audits contemplated hereunder.  Supplier shall also ensure that all Subcontractors will provide Citi’s Audit Personnel effective access to their premises, employees, and documentation as is reasonable to fully and promptly carry out each audit.”

4.	Parent Guarantee. This Amendment 7 will be effective upon execution by Parent of a guarantee of Supplier’s obligations under the Agreement in a form that is reasonably acceptable to Citi. If Parent does not execute such guarantee, this Amendment 7 will be null and void, even if duly executed.
5.	Complete Understanding. Except as specified in this Amendment 7, the Agreement remains unchanged and in full effect. In the event of a conflict between this Amendment 7 and the Agreement, this Amendment 7 takes precedence.

AGREED:

Supplier:Citi:

By:      /s/ Paul D.TutunBy:      /s/ Ted A Dore

Name: Paul D .TutunName: Ted Dore

Title: EVP & General CounselTitle: Managing Director

Date: January 6, 2021Date: January 7, 2021